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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        Mississippi View Holding Company
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    605785104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


























                                PAGE 1 OF 9 PAGES

---------------------                                      ---------------------
CUSIP No.   605785104                   13G                Page  2  of  9  Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, BD, HC
--------------------------------------------------------------------------------














                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES

---------------------                                      ---------------------
CUSIP No.   605785104                   13G                Page  3  of  9  Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------














                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES

---------------------                                      ---------------------
CUSIP No.   605785104                   13G                Page  4  of  9  Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------














                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES

---------------------                                      ---------------------
CUSIP No.   605785104                   13G                Page  5  of  9  Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 70,000

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  70,000

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          70,000
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.5%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------















                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)      Name of Issuer:
                    Mississippi View Holding Company

     Item 1(b)      Address of Issuer's Principal Executive Offices:
                    35 East Broadway
                    Little Falls, MN 56345

     Item 2(a)      Name of Person Filing:
                    This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

     Item 2(b)      Address of the Principal Offices:
                    The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

     Item 2(c)      Citizenship:
                    JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

     Item 2(d)      Title of Class of Securities:
                    Common Stock

     Item 2(e)      CUSIP Number:
                    605785104

     Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    JHMLICO:  (c) (X)   Insurance Company as defined in
                                        ss.3(a)(19) of the Act.

                              (e) (X) Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940.

                              (g) (X) Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G).




                               PAGE 6 OF 9 PAGES

                    JHSI:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    TBFG:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    JHA:      (e) (X)   Investment Adviser registered under
                                        ss.203 of the Investment Advisers Act of 1940.
     Item 4         Ownership:

                    (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 70,000 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares. 70,000 shares are held by the John Hancock Regional Bank Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                    (b)    Percent of Class:   9.5%

                    (c)    (i)     sole power to vote or to direct the vote:
                                   JHA has sole power to vote or direct the vote of the 70,000 shares of Common Stock under the Advisory Agreements as follows:

                                                                  Date of
                                                 Number           Advisory
            Fund Name                            of Shares        Agreement
            ---------                            ---------        ---------
John Hancock Regional Bank Fund                   70,000         July 1, 1996

                           (ii)    shared power to vote or to direct the vote:
                                   -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                   JHA has sole power to dispose or to direct the disposition of the 70,000 shares of Common Stock under the Advisory Agreement noted in Item 4(c)(i) above.

                           (iv) shared power to dispose or to direct the disposition of: -0-

     Item 5         Ownership of Five Percent or Less of a Class:
                    Not applicable.

     Item 6         Ownership of More than Five Percent on Behalf of Another
                    Person:
                    See Item 4.

     Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Items 3 and 4 above.

     Item 8         Identification and Classification of Members of the Group:
                    Not applicable.

     Item 9         Notice of Dissolution of a Group:
                    Not applicable.

                               PAGE 7 OF 9 PAGES

     Item 10        Certification:
                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 23, 1998               Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 23, 1998               Title:   Treasurer


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 23, 1998               Title:   Vice President


                                      John Hancock Advisers, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 23, 1998               Title:   Vice President




                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Schedule 13G (Amendment No. 2), to which this Agreement is attached, relating to the Common Stock of Mississippi View Holding Company is filed on behalf of each of them.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 23, 1998               Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 23, 1998               Title:   Treasurer


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 23, 1998               Title:   Vice President


                                      John Hancock Advisers, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 23, 1998               Title:   Vice President



































                                PAGE 9 OF 9 PAGES